Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial Officer and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Reports First Quarter 2010 Financial Results

— Conference call to be held today at 9:00 am EDT —

CAMBRIDGE, Mass.—(BUSINESS WIRE) — May 6, 2010—Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the first quarter ended March 31, 2010.

“All of Curis’ key development programs have made significant progress since the beginning of 2010,” said Dan Passeri, Curis President and Chief Executive Officer. “We recently completed our Phase I dose escalation study of CUDC-101 and believe that the maximum tolerated dose observed in this study has the potential to provide a good therapeutic window for this drug. We expect to begin a Phase Ib study of CUDC-101 in additional tumor types during the first half of 2010. Additionally, our collaborator Genentech recently provided updates on clinical trials of GDC-0449, a product candidate under our 2003 agreement with the company, including that it expects data from the ongoing Phase II first-line metastatic colorectal cancer study to be available in mid-2010 and that it intends to initiate a Phase II trial of GDC-0449 in operable basal cell carcinoma patients in the second half of 2010. Genentech is currently conducting a pivotal Phase II clinical trial in patients with inoperable locally advanced or metastatic basal cell carcinoma. We believe that the expansion into operable basal cell carcinoma patients could greatly expand the commercial potential of GDC-0449. Also, our collaborator Debiopharm recently initiated a Phase I clinical trial of Debio 0932, an Hsp90 inhibitor that we licensed to Debiopharm in August 2009. Lastly, we made progress with our preclinical pipeline, presenting what we believe to be compelling preclinical data regarding our first-in-class program targeting HDAC, PI3K and mTOR at the 2010 AACR Annual Meeting in April while continuing to work towards selecting a new development candidate from this class of compounds in 2010.”

For the first quarter of 2010, Curis reported net income of $4.8 million, or $0.07 per basic share outstanding and $0.06 per fully diluted share outstanding, as compared to net income of $1.1 million or $0.02 per share on both a basic and fully diluted share outstanding basis for the same period in 2009.

Revenues for the first quarter of 2010 were $12.6 million as compared to $6.0 million for the same period in 2009. The increase in revenues from the prior year period was primarily due to the recognition of $8 million in license fee revenue earned by Curis during the first quarter of

2010 upon the achievement of a development objective under the license agreement with Debiopharm. Curis also received settlement proceeds of $4 million from Micromet, a former collaborator, upon resolution of an arbitration claim relating to a 2001 agreement between the companies.

Operating expenses for the first quarter of 2010 were $6.9 million as compared to $5.0 million for the same period in 2009.

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Research and development spending was $2.5 million for the first quarter of 2010 as compared to $2.9 million for the same period in 2009. The decrease is primarily attributable to lower spending on Curis’ CUDC-305 (Debio 0932) program as a result of licensing this program to Debiopharm in August 2009, for which all subsequent development costs have been assumed by Debiopharm. Offsetting this decrease, Curis increased spending on other targeted cancer programs.

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General and administrative spending was $4.4 million for the first quarter of 2010 as compared to $2.1 million for the same period in 2009. The increase in general and administrative expenses was primarily due to $1.5 million in non-recurring legal costs associated with the Micromet arbitration proceeding. In addition, Curis recorded a $0.3 million increase in personnel costs, primarily as a result of changes to executive compensation including $0.2 million in discretionary bonus payments to its executive officers. In addition, Curis recorded a $0.4 million increase in stock-based compensation expense, which was primarily the result of $0.3 million in expense associated with the vesting of stock options that contained a performance condition that was achieved during the first quarter of 2010.

Other net expenses of $0.9 million for the first quarter of 2010 represent the change in the fair value of a warrant liability established in connection with our January 2010 registered direct offering as a result of an increase in Curis’ stock price from the January 27, 2010 warrant issuance date through March 31, 2010.

As of March 31, 2010, Curis’ cash, cash equivalents and marketable securities totaled $48.7 million, and there were 75.6 million shares of common stock outstanding.

Recent Highlights

GDC-0449 (Hedgehog Pathway Inhibitor in Collaboration with Genentech)

— Genentech completed enrollment of pivotal Phase II clinical trial in advanced basal cell carcinoma, provided updated estimates of completion of three ongoing clinical trials and announced a new clinical trial

In April 2010, Genentech announced that it had completed enrollment in the ongoing pivotal Phase II clinical trial of GDC-0449 in patients with inoperable locally advanced or metastatic basal cell carcinoma, that it expects data in 2011 and that, if such trial was successful, it could file regulatory submissions in this indication in 2011.

Genentech also reported in April that:

•	It expects results from ongoing Phase II clinical trials of GDC-0449 in first-line metastatic colorectal in mid-2010 and in advanced ovarian cancer during the second half of 2010.

•	It plans to initiate a study in operable basal cell carcinoma patients during the second half of 2010.

GDC-0449 is being developed by Genentech, Inc., a wholly owned member of the Roche Group, under the 2003 collaboration agreement between Genentech and Curis.

— Chugai to expand GDC-0449 development into Japan market

In February 2010, Curis announced that Chugai Pharmaceutical Co., Ltd. had exercised its right of first refusal for the development and commercialization in Japan of GDC-0449 under an existing agreement with F. Hoffmann-La Roche, Ltd. Curis believes that the combined development efforts of Genentech, Roche and Chugai could provide important opportunities for the development of GDC-0449 in the majority of the significant global pharmaceutical markets.

CUDC-101 (HDAC/EGFR/Her2 Inhibitor)

— Completed Phase I dose escalation clinical trial

In May 2010, Curis announced that it has completed its Phase I dose escalation trial of CUDC-101 and established the maximum tolerated dose of the drug as 275 milligrams per meter squared. Curis expects that the study’s principal investigator will present final trial data at the 22nd EORTC-NCI-AACR symposium on Molecular Targets and Cancer Therapeutics in Berlin, Germany from November 16-19, 2010.

— Issued two CUDC-101 preclinical data publications

In March 2010, CUDC-101 preclinical data were published in the Journal of Medicinal Chemistry. Curis published additional CUDC-101 preclinical data in Cancer Research in April 2010.

Debio 0932 (Hsp90 Inhibitor in Collaboration with Debiopharm)

— Earned $8 million from Debiopharm under Hsp90 License Agreement; Debiopharm Initiated Phase I clinical trial

In February 2010, Debiopharm notified Curis that French regulatory authorities had accepted its clinical trial application for Debio 0932. As a result, Curis earned an $8 million payment from Debiopharm under the parties’ August 2009 license agreement, which Curis received in March 2010. In April 2010, Debiopharm initiated its Phase I clinical trial evaluating the safety of Debio 0932. The study will be an open label, multi-center dose escalation trial evaluating the safety and maximum tolerated dose of multiple doses of Debio 0932 in patients suffering from advanced solid tumors or lymphoma. Curis is eligible for additional contingent payments under its agreement with Debiopharm, including a $3 million payment for the treatment of the fifth patient in this trial.

CUR-906 (HDAC, PI3K and mTOR inhibitor)

— Poster presentation at 2010 AACR annual meeting

On April 20, 2010, Rudi Bao, M.D., Ph.D. and Curis’ Senior Director of Oncology, presented a poster entitled, “Antitumor activity of single small molecule agent targeting PI3K/mTOR and HDAC,” at the American Association for Cancer Research (AACR) 2010 Annual Meeting. This presentation highlighted preclinical data related to CUR-906, a research compound that is designed to target HDAC, PI3K and mTOR. This presentation is available on Curis’ website.

Corporate

— Raised $16.25 million in registered direct offering

On January 27, 2010, Curis completed a registered direct offering of 6,449,288 units at a purchase price of $2.52 per unit with each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.25 of a share of common stock. The warrants are exercisable for a period of five years, at an initial exercise price of $3.55 per share. Curis received net proceeds from the sale of the units, after deducting offering expenses, of approximately $14.9 million.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, May 6, 2010, at 9:00 am EDT, to discuss Curis’ financial results for the first quarter and corporate developments, plans and strategies.

To access the live conference call, please dial (800) 259-0251 from the United States or Canada or (617) 614-3671 from other locations, shortly before 9:00 am EDT. The conference ID number is 52731231. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 pm EDT, Thursday, May 13, 2010. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 30876455.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Revenues	$12,558,334	$6,037,127

Operating expenses:
Research and development	2,467,804	2,916,059
General and administrative	4,426,445	2,095,074

Total operating expenses	6,894,249	5,011,133

Net income from operations	5,664,085	1,025,994

Other income (expense), net	(879,820)	99,065

Net income	$4,784,265	$1,125,059

Basic net income per common share	$0.07	$0.02

Diluted net income per common share	$0.06	$0.02

Basic weighted average common shares outstanding	72,889,133	63,595,755

Diluted weighted average common shares outstanding	76,282,898	68,455,453

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and marketable securities	$48,733,167	$25,034,897
Short-term investments – restricted	216,002	216,002
Accounts receivable	57,354	515,758
Property and equipment, net	534,630	715,429
Goodwill	8,982,000	8,982,000
Other assets	294,203	635,163

Total assets	$58,817,356	$36,099,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,168,625	$2,571,158
Deferred revenue	—	475,833

Total current liabilities	2,168,625	3,046,991
Warrant liability	3,087,165	—

Total liabilities	5,255,790	3,046,991
Total stockholders’ equity	53,561,566	33,052,258

Total liabilities and stockholders’ equity	$58,817,356	$36,099,249

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the Company’s statements regarding the expected advancement of its clinical research and development programs in 2010 and beyond and projections and estimates made by Genentech regarding the further development of GDC-0449. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

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Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its Phase I clinical trial of CUDC-101, and with respect to its ongoing preclinical studies of its other targeted cancer programs.

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Genentech and Debiopharm may experience adverse results, delays and/or failures in their respective development programs under collaboration with Curis. For example, Genentech may not be able to replicate in later trials any favorable outcomes from earlier trials of GDC-0449 and may not achieve its projected timing for further development of the compound, and Debiopharm may not be able to successfully advance Debio 0932 as planned.

•	Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.

•	Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.

•	Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.

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Curis may experience unplanned cash requirements, and may not received additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations.

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Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and Debiopharm, and the risk that any such collaborators will not perform adequately.

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Curis also faces other risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.